Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of GrabAGun Digital Holdings Inc. of our report relating to the audit of the financial statements of GrabAGun Digital Holdings Inc. dated March 21, 2025, which includes an explanatory paragraph regarding GrabAGun Digital Holdings Inc.’s ability to continue as a going concern, relating to the financial statements of GrabAGun Digital Holdings Inc. as of December 31, 2024 and for the period from December 30, 2024 (inception) through December 31, 2024.

/s/ WithumSmith+Brown, PC

New York, New York

September 19, 2025